Exhibit 21.1

Bare Escentuals Beauty, Inc.

MD Formulations, Inc.

ID Direct, Inc.

MD Beauty Sales, Inc.

Bare Escentuals Kabushiki Kaisha (Japan)

Bare Escentuals UK Limited

B.E. (Bare Escentuals) Europe Limited (Ireland)

Bare Escentuals Germany GmbH

Bare Escentuals France SAS

Bare Escentuals Canada Inc.